Exhibit 23(E)

Independent Auditor’s Consent

We consent to the inclusion in the Registration Statement on Form S-1 of TIAA Real Estate Account of our report dated January 27, 2017 with respect to the Statement of Revenue and Certain Operating Expenses of The Hub for the year ended December 31, 2015; and our report dated February 1, 2017 with respect to the Statement of Revenue and Certain Operating Expenses of 32 South State Street for the year ended December 31, 2015; We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP
Charlotte, North Carolina
March 21, 2017